UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 31, 2008

KULICKE AND SOFFA INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	000-00121	23-1498399
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1005 Virginia Drive, Fort Washington, PA	19034
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 784-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreements

Sale of Wire Business

The description of the terms and conditions of the following transaction is qualified in its entirety by reference to the Master Sale and Purchase Agreement dated July 31, 2008 between Kulicke and Soffa Industries, Inc. and W.C. Heraeus GmbH, which is attached as Exhibit 10.1 to this current report and incorporated herein by reference.

On July 31, 2008, Kulicke and Soffa Industries, Inc. (the “Company”) entered into a Master Sale and Purchase Agreement (the “Wire Business Sale Agreement”) with W.C. Heraeus GmbH (“Heraeus”) for the sale of substantially all of the assets relating to the Company’s wire business and the assumption of certain specified liabilities related thereto. The purchase price is $155 million in cash, subject to a working capital adjustment.

The parties agreed to customary representations, warranties and covenants in the Wire Business Sale Agreement. In addition, the Company agreed, subject to certain limitations, to indemnify Heraeus for breaches of its representations, warranties and covenants. The parties have the right to terminate the Wire Business Sale Agreement under certain circumstances. The closing under the Wire Business Sale Agreement is expected to occur on or before the end of the Company’s current fiscal year, subject to the satisfaction of certain conditions, including regulatory approvals.

The parties have also agreed to enter into a five-year development and engineering services agreement at closing, which provides for the joint development and testing of new bonding wire technologies. The Company has also agreed to provide to Heraeus following the closing certain transition services, including financial and accounting, human resources, order processing and logistics services, and sales support.

Purchase of Assets of Orthodyne Electronics Corporation

The description of the terms and conditions of the following transaction is qualified in its entirety by reference to the Asset Purchase Agreement dated July 31, 2008 between Kulicke and Soffa Industries, Inc. and Orthodyne Electronics Corporation and the Earn-out Agreement dated July 31, 2008 between Kulicke and Soffa Industries, Inc. and Orthodyne Electronics Corporation, which agreements are attached as Exhibits 10.2 and 10.3, respectively, to this current report and incorporated herein by reference.

On July 31, 2008, the Company entered into an Asset Purchase Agreement (the “Wedge Bonding Purchase Agreement”) with Orthodyne Electronics Corporation (“Orthodyne”) providing for the Company to purchase substantially all of Orthodyne’s assets used in connection with its business of designing, manufacturing and selling wedge bonders and heavy wire wedges, and the assumption of certain liabilities related thereto. The purchase price will be approximately 7.1 million shares of the Company’s common stock, plus $80 million in cash, provided that if the transaction is not consummated by October 31, 2008, the purchase price will be approximately 19.6 million shares of the Company’s common stock and no cash, in each case subject to a working capital adjustment. A total of 15% of the purchase price will be held in escrow as partial security for Orthodyne’s indemnification obligations under the Wedge Bonding Purchase Agreement. In addition, the Company has agreed to pay Orthodyne up to an additional $40 million in cash based upon the gross profit realized by the acquired business over the next three years. The issuance of the approximately 19.6 million shares of the Company’s common stock would require the approval of the Company’s shareholders under applicable NASDAQ rules.

The parties agreed to customary representations, warranties and covenants in the Wedge Bonding Purchase Agreement. The closing under the Wedge Bonding Purchase Agreement is expected to occur on or before the end of the Company’s current fiscal year, subject to the satisfaction of certain conditions, including regulatory approvals.

The Company issued a press release on July 31, 2008 with respect to the foregoing transactions, a copy which is attached as Exhibit 99.1 to this current report.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Master Sale and Purchase Agreement between W.C. Heraeus GmbH and Kulicke and Soffa Industries, Inc., dated July 31, 2008.

10.2	Asset Purchase Agreement between Orthodyne Electronics Corporation and Kulicke and Soffa Industries, Inc., dated July 31, 2008.

10.3	Earnout Agreement between Orthodyne Electronics Corporation and Kulicke and Soffa Industries, Inc. dated July 31, 2008.

99.1	Press released dated July 31, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 31, 2008

KULICKE AND SOFFA INDUSTRIES, INC.

By:	/s/ Maurice E. Carson
Name:	Maurice E. Carson
Title:	Senior Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Master Sale and Purchase Agreement between W.C. Heraeus GmbH and Kulicke and Soffa Industries, Inc., dated July 31, 2008.

10.2	Asset Purchase Agreement between Orthodyne Electronics Corporation and Kulicke and Soffa Industries, Inc., dated July 31, 2008.

10.3	Earnout Agreement between Orthodyne Electronics Corporation and Kulicke and Soffa Industries, Inc. dated July 31, 2008.

99.1	Press released dated July 31, 2008.